April 22, 2014

ALPINE 4 Inc.

460 Brannan Street, Suite 78064

San Francisco, CA 94107

Attn: Board of Directors

Re: Loan Funding Agreement

This Agreement (the “Agreement”) between Tech Associates Inc (“Tech Associates”) and ALPINE 4 Inc. (the “Company”) is made as of April 22, 2014. The agreement covers the following:

R E C I T A L S

WHEREAS, Tech Associates agrees to extend a financial loan to the Company when applicable. The loan shall cover expenses for the following: 1) Expenses related to maintaining the Company’s Exchange Act reporting requirements, 2) Expenses related to investigation, analyzing, and consummation of an acquisition.

NOW THEREFORE, the parties hereto hereby agree to be legally bound as follows: Tech Associates will provide a non-interest bearing loan for ALPINE 4 Inc. when applicable.

I hereby acknowledge receipt of this Agreement and sign below signifying our full acceptance to the terms and conditions hereof:

By: /s/ Richard Chiang

President & Chief Executive Officer

ALPINE 4 Inc.

By: /s/ Richard Chiang

President

Tech Associates, Inc.